EXHIBIT 99.1
January 9, 2008
Contacts:
Robert Landis
Comprehensive Care Corporation
813.288.4808
Robert Jaffe/Roger Pondel
PondelWilkinson Inc.
310.279.5980
COMPCARE NAMES JOHN M. HILL CHIEF EXECUTIVE OFFICER
TAMPA, FL — January 9, 2008 — Comprehensive Care Corporation (CompCare) (OTCBB: CHCR) today announced the appointment of John M. Hill, age 57, as President and Chief Executive Officer, succeeding Mary Jane Johnson, who has resigned for health reasons.
From 2005 until joining CompCare, Mr. Hill served as Director of Channel Sales for Healthmedia, Inc., an internet-based provider of behavior change services designed to increase compliance, reduce medical utilization and enhance productivity for health plans, employees, pharmaceutical companies and behavioral health organizations, based in Ann Arbor, Michigan. From 2002 to 2005, Mr. Hill was Vice President of Ultrasis Group Plc., a London-based provider of web-based and computer-delivered interactive behavioral healthcare products and associated services. From 1998 to 2001, Mr. Hill served in a number of executive roles, including President for ValueOptions, a national managed behavioral healthcare organization. During his tenure, he oversaw commercial, federal and Medicaid contracts in the U.S. and Puerto Rico.
“With a proven track record of driving top line growth and profitability, John Hill brings to CompCare strong, relevant operating experience from more than 30 years of leading companies in the health insurance and healthcare services areas,” said Robert Landis, CompCare’s Chairman and Chief Financial Officer. “We look forward to the contributions he will make to CompCare in the company’s next stage of growth and development.
“On behalf of our board and management team, I also thank Mary Jane Johnson for her 11 years of valued service to CompCare and wish her all the best in the future,” Landis added.
About Comprehensive Care Corporation

Established in 1969, CompCare provides behavioral health, substance abuse and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services and innovative approaches to integrating medical and behavioral health that address both the specific needs of clients and changing healthcare industry demands.
CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain information included in this report on Form 8-K and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include, but are not limited to, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member utilization, our ability to manage healthcare operating expenses, our ability to achieve expected results from new business, the profitability of our capitated contracts, cost of care, seasonality, the Company’s ability to obtain additional financing, and other risks detailed from time to time in the Company’s SEC reports.